Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, 333-64060, 333-130013 and 333-160522) on Form S-8 of Technitrol, Inc. of our reports dated February 24, 2010, with respect to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 25, 2009 and December 26, 2008, and the related consolidated statements of operations, cash flows, and changes in equity for each of the years in the three-year period ended December 25, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 25, 2009, which reports appear in the December 25, 2009 annual report on Form 10-K of Technitrol, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 24, 2010